Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 8, 2019, relating to the consolidated financial statements of DCP Sand Hills Pipeline, LLC and subsidiary and DCP Southern Hills Pipeline, LLC and subsidiary, appearing in the Annual Report on Form 10-K of Phillips 66 Partners LP for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
July 26, 2019